EXHIBIT 10.5

FIRST AMENDED AND RESTATED

PROMISSORY NOTE

Scottsdale, Arizona

July 23, 2014

Explanatory Note:

This First Amended and Restated Promissory Note, dated July 23, 2014, amends and restates in its entirety that certain promissory note dated as of June 23, 2014 (“Original Note”) issued by Maker (defined below) to Holder (defined below). This Amended and Restated Promissory Note supersedes in its entirety the Original Note.

FOR VALUE RECEIVED, the undersigned, Northsight Capital, Inc., a Nevada Corporation with a business address of 7740 E. Evans Road, Scottsdale, AZ 85260 (hereinafter referred to as the “Maker”), hereby promises to pay to the order of Kae Park, an individual with a mailing address of PO Box 14110, Scottsdale, AZ, 85267 (“Holder”), the sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000). This Note arises under that certain asset purchase agreement of even date between Holder and Maker under which the Maker acquired approximately 7500 domain names from the Holder for consideration that included the delivery of a promissory note in the principal amount of $500,000 (the Original Note). Concurrent with the execution hereof, the Maker has paid to the Holder the sum of $100,000, leaving a principal balance as of the date hereof of $400,000.

Principal due hereunder shall be payable as follows: the remaining balance of $400,000 shall be paid in thirty-six equal monthly installments, commencing on the fifteenth day following the first month Maker realizes at least $150,000 in gross revenue; provided however, that in any case, the entire balance of outstanding principal and other fees and charges shall be due and payable upon an earlier Event of Default (as defined below)(“Maturity Date”). There shall be no prepayment penalty.

The unpaid principal balance from time to time outstanding under this note shall be non-interest bearing.

Each of the following shall constitute an “Event of Default” hereunder: (i) Maker’s failure to make any payment when due hereunder; (ii) with respect to Maker, the commencement of an action seeking relief under federal or state bankruptcy or insolvency statutes or similar laws, or seeking the appointment of a receiver, trustee or custodian for Maker or all or part of its assets, or the commencement of an involuntary proceeding against Maker under federal or state bankruptcy or insolvency statues or similar laws, which involuntary proceeding is not dismissed or stayed within thirty (30) days; or (iii) if Maker makes an assignment for the benefit of creditors. If an Events of Default occurs, the obligations under this note shall become immediately due and payable without notice or demand.

Maker agrees to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred, or which may be incurred, by Holder in connection with the enforcement and collection of this note. Such costs and expenses shall be payable upon demand for the same and until so paid shall be added to the principal amount of the note.

Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this note, and assent to extensions of the time of payment or forbearance or other indulgence without notice. No delay or omission of Holder in exercising any right or remedy hereunder shall constitute a waiver of any such right or remedy. Acceptance by Holder of any payment after demand shall not be deemed a waiver of such demand. A waiver on one occasion shall not operate as a bar to or waiver of any such right or remedy on any future occasion.

This instrument, together with the Asset Purchase Agreement between Maker and Holder dated the date hereof contains the entire agreement among Maker and Holder with respect to the transactions contemplated hereby, and supersedes all negotiations, presentations, warranties, commitments, offers, contracts and writings prior to the date hereof relating to the subject matter hereof. This instrument may be amended, modified, waived, discharged or terminated only by a writing signed by Maker and accepted in writing by Holder.

This instrument shall be governed by Nevada law, without regard to the conflict of laws provisions thereof. For purposes of any action or proceeding involving this note, Maker hereby expressly submits to the jurisdiction of all federal and state courts located in the State of Arizona and consents to any order, process, notice of motion or other application to or by any of said courts or a judge thereof being served within or without such court’s jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allowed (but not less than the time otherwise afforded by any law or rule), and waives any right to contest the appropriateness of any action brought in any such court based upon lack of personal jurisdiction, improper venue or forum non conveniens.

This First Amended and Restated Promissory Note shall inure to the benefit of Holder’s successors and assigns.

Executed as an instrument under seal, as of the date first above written.

MAKER:

WITNESS:

Northsight Capital, Inc.

/s/Kaylee Corbell/

/s/John Gorman

Witness

By: John Gorman, President

Print Name: Kaylee Corbell

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